EXHIBIT NO. 10.1

AGREEMENT

This AGREEMENT (this “Agreement”) is entered into as of this 10th day of April 2008, by and among Costa Brava Partnership III, L.P., a Delaware limited partnership, and the persons and entities affiliated with it and listed on the signature pages hereof (“Costa Brava”), and Basset Furniture Industries, Inc., a Virginia corporation (“Bassett” or the “Company”).

WHEREAS, Costa Brava is the beneficial owner of approximately 5% of the outstanding shares of Common Stock of Bassett;

WHEREAS, as further detailed in the Company’s Proxy Statement and Costa Brava’s Proxy Statement each in connection with the Company’s Annual Meeting on April 15, 2008 (the “Annual Meeting”), the Company and Costa Brava have engaged in a proxy contest with respect to (i) the election of directors to Bassett’s Board of Directors (the “Stockholder Nomination”); and (ii) proposals for the Annual Meeting made by Costa Brava (the “Proposals”);

WHEREAS, Bassett has filed an action against Costa Brava in Henry County, Virginia on January 29, 2008, captioned Bassett Furnities Industries, Inc. v. Costa Brava Partnership III L.P. et al., Case No. CL09-028 (the “Virginia Action”), which sought a declaratory judgment that Costa Brava’s purported nominations of directors to Bassett’s Board were ineffective; and

WHEREAS, the Company and Costa Brava desire to enter into a global settlement to resolve all proceedings, controversies and disputes pertaining or relating to the Annual Meeting and the election of Bassett directors.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. 2008 Annual Meeting; Nominees. Costa Brava and the Company acknowledge the withdrawal of David S. Brody, Neil Chelo, Eugene Davis, Seth W. Hamot, Kent F. Heyman, Peter Hirsch and Andrew R. Siegel as nominees to the Board of Directors. Each member of Costa Brava agrees to vote all the Shares which he or it currently owned as of the record date either beneficially or as of record for the Annual Meeting in favor of each of those individuals nominated as directors by the Company’s board of directors.

2. Settlement Amount. The Company shall remit to Costa Brava $250,000 in consideration of certain of its costs in connection with the proxy contest and the litigation identified in Paragraph 3 below. The Company will pay such amount by wire transfer of immediately available funds to an account designated in writing by Costa Brava no later than 12 p.m. (Eastern Time) on April 10, 2008.

3. Withdrawal of Litigation; Release of Claims. On the first business day after the execution of this Agreement, Bassett shall withdraw the Virginia Action. Costa Brava and the Company hereby release and forever discharge each other, and their respective directors, officers, partners, principals, employees and agents, from all claims and demands, rights and causes of action of any kind arising out of the Stockholder Nomination, the Proposals, the Annual Meeting, the proxy contest in connection with the Annual Meeting, and the Virginia Action and all other actions commenced, or any claims, whether asserted or unasserted, known or unknown as of the date hereof by or against the Company or Costa Brava. Notwithstanding anything to the contrary in this paragraph, Costa Brava and the Company do not release any obligations or claims related to the enforcement of the terms and provisions of this Agreement.

4. Company Representations and Warranties. The Company represents and warrants to Costa Brava as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(b) This Agreement has been duly and validly authorized by the Board of Directors, and executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and no other proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement.

5. Costa Brava Representations and Warranties. Each member of Costa Brava represents and warrants to the Company as follows:

(a) To the extent that Costa Brava is an entity, it is duly organized, validly existing and in good standing under the laws of the state in which it was incorporated or organized. It has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(b) This Agreement has been duly and validly authorized by Costa Brava’s governing bodies, and executed and delivered by Costa Brava and constitutes its valid and binding obligation, enforceable against Costa Brava in accordance with its terms, and no other proceeding on its part is necessary to authorize the execution, delivery and performance of this Agreement.

6. Publicity. The Company and Costa Brava will issue a joint press release before the financial markets in New York open on April 10, 2008 in the form attached hereto as Exhibit A (the “Press Release”). Until the Press Release is issued, the Company and Costa Brava shall keep the contents of this Agreement confidential other than as required by law.

7. Observer Rights. The Company agrees to grant observer rights to a representative of a large shareholder of the Company until the Company has paid the $1.25 per share special dividend and bought back stock for, or otherwise distributed to the Company’s shareholders, $20 million, as recently announced. During such period, such observer will: (1) receive copies of all notices and written information furnished to the full Board at substantially the same time they are so furnished, and (2) be permitted to be present at all future meetings of the Board of Directors (and all committees thereof to the extent such committee meetings are open to non-committee members and to the extent that such observer’s participation shall not have an impact on any independence requirements applicable to such committees). Notwithstanding the foregoing, (i) the Company shall be entitled to withhold any information and exclude such observer from any meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege, work product or other applicable privileges or to allow the directors to exercise their fiduciary obligations, and (ii) such observer shall execute a confidentiality agreement in form and substance reasonably acceptable to the Company with respect to the information and discussions to which such observer will have access. Costa Brava agrees, that the Company shall have the right, in its sole discretion, to appoint such observer to be a member of the Board, in which case such appointment shall satisfy all of the Company’s obligations under this paragraph 7.

Such observer shall initially be Mr. Scott Barbee of Aegis Investments, if Mr. Barbee agrees to perform such role. In the event that Mr. Barbee does not accept the role, or in the event that Aegis Investments ceases to hold at least 5% of the Company’s Common Stock, the Company and Costa Brava shall mutually agree upon a replacement, who shall be a representative of a significant shareholder of the Company which has held Company shares for longer than one year.

8. Standstill Agreement. Each member of Costa Brava agrees that, until the date that is thirty (30) days prior to the advance notice deadline for submitting proposals for the 2013 annual meeting of shareholders of the Company (the “Standstill Period”), neither it nor any of its Affiliates or Associates shall:

(a) nominate any candidates for the Board of Directors of the Company;

(b) submit a shareholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934, directly or indirectly, to the Company;

(c) file a proxy statement in opposition to the Company or otherwise solicit proxies or consents from any shareholders of the Company;

(d) enter into any contract, arrangement or understanding with any person with respect to any securities of Bassett, including but not limited to any acquisition of any securities (or beneficial ownership thereof), joint venture, loan or option agreement, put or call, guarantee of loans, guarantee of profits or division of losses or profits (provided, however, that nothing in this Section 8(d) shall prohibit any member of Costa Brava from trading securities of Bassett for its own account and provided further, that Costa Brava members’ aggregate holdings in Bassett’s securities shall not exceed 5.13% of the issued and outstanding stock of the company);

(e) commence or enter into any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries;

(f) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company;

(g) otherwise act, alone or in concert with others, to seek to influence the management, Board of Directors or policies of Bassett or take any action to obtain representation on the board of directors of the Company;

(h) disclose any intention, plan or arrangement inconsistent with the foregoing;

(i) effect or seek (including, without limitation, entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way, advise, assist or encourage any other persons in connection with any of the foregoing;

(j) take any action which would, or would reasonably be expected to, force the Company to make a public announcement regarding any of the types of the foregoing matters; or

(k) request, directly or indirectly, any amendment or waiver of any provision of this paragraph 8 (including this sentence) by the Company or any of its agents or representatives.

9. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that, without posting bond or other undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any claim, action, cause of action or suit, whether in contract or tort or otherwise, whether at law or in equity instituted in accordance with Paragraph 14 below . Each party further agrees that, in the event of an action for specific performance in respect of such breach, it shall not assert the defense that a remedy at law would be adequate.

10. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company and the Costa Brava, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12. Counterparts. This Agreement may be executed in any number of counterparts, which may be exchanged by PDF or facsimile each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

13. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

14. Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in all respects, including validity, interpretation and effect, in accordance with the laws of Virginia, applicable to contracts executed and to be performed wholly within such State without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state courts in Richmond, Virginia in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the state courts in Richmond, Virginia (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties’ principal place of business or as otherwise provided by applicable law.

15. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, the parties hereby waive, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this agreement or any of the contemplated transactions, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any proceeding whatsoever between them relating to this agreement or any of the contemplated transactions will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

[Next page is the signature page.]

IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first written above.

COSTA BRAVA PARTNERSHIP III L.P.

By:	Roark, Rearden & Hamot LLC,
its general partner

By:	/s/ Seth W. Hamot
Seth W. Hamot
President

ROARK, REARDEN & HAMOT CAPITAL
MANAGEMENT, LLC

By:	/s/ Seth W. Hamot
Name:	Seth W. Hamot
Title:	President

ROARK, REARDEN & HAMOT, LLC

By:	/s/ Seth W. Hamot
Name:	Seth W. Hamot
Title:	President

SETH W. HAMOT

/s/ Seth W. Hamot

BASSETT FURNITURE INDUSTRIES, INC.

By:	/s/ Robert H. Spilman
Robert H. Spilman
Chief Executive Officer and President